Exhibit 99.1

Versión de Firma

CONVENIO DE DACIÓN EN PAGO

El presente Convenio de Dación en Pago (el “Convenio”) es celebrado el día 15 de diciembre de 2014, por una parte, por Hicks, Muse, Tate & Furst Equity Fund III, L.P., y HM3 Coinvestors, L.P., ambas limited partnerships debidamente constituidas y válidamente existentes de acuerdo con las leyes de los Estados Unidos de América (conjuntamente “Hicks Muse”) y, por la otra parte, Cinema Aeropuerto, S.A. de C.V., una sociedad anónima de capital variable constituida y válidamente existente de acuerdo con las leyes de los Estados Unidos Mexicanos (“Cinema”), con la comparecencia de HM3/MVS, SPRL (“HM3” y, conjuntamente con Hicks Muse y Cinema, las “Partes” y cada una de ellas, individualmente, una “Parte”), para los efectos que más adelante se indican.

SUBSTITUTION AND PAYMENT AGREEMENT

This Substitution and Payment Agreement (this “Agreement”) is entered into on this, the 15th day of December of 2014, by and among Hicks, Muse, Tate & Furst Equity Fund III, L.P., and HM3 Coinvestors, L.P., both limited partnerships, duly incorporated under the laws of the United States of America (jointly “Hicks Muse”), and Cinema Aeropuerto, S.A. de C.V., a sociedad anónima de capital variable duly incorporated under the laws of the Mexican United States (“Cinema”), with the appearance of HM3/MVS, SPRL (“HM3” and, together with Hicks Muse, the “Parties” and each, individually, a “Party”), for the purposes set forth below.

ANTECEDENTES

Uno. El 8 de diciembre de 2014, la asamblea de accionistas de Cinema (la “Asamblea de Reducción”) resolvió, entre otros asuntos, (i) reducir el capital social de Cinema (la “Reducción de Capital”); y (ii) que la Reducción de Capital se pague en efectivo a través de la cancelación y amortización a HM3 de 74,100 (setenta y cuatro mil cien) acciones ordinarias, nominativas, Clase “II”, sin expresión de valor nominal, representativas del capital social de Cinema propiedad de HM3, a más tardar el 30 de diciembre de 2014.

RECITALS

Whereas, on December 8th, 2014, the shareholders meeting of Cinema (the “Reduction Meeting”) resolved, inter alia, (i) to approve a reduction in the capital stock of Cinema (the “Equity Reduction”); and (ii) that the Equity Reduction would be paid in cash through the cancellation and reimbursement to HM3 of seventy four thousand one hundred (74,100) common, nominative, Class “II” shares of capital stock of Cinema with no par value, owned of record by HM3, no later than December 30th, 2014.

Dos. A efecto de documentar su obligación de pagar la Reducción de Capital a HM3 en efectivo conforme a las resoluciones de la Asamblea de Reducción, Cinema suscribió y entregó a HM3, precisamente el día 9 de diciembre de 2014, un pagaré por la cantidad de €30’944,625.41 (treinta millones novecientos cuarenta y cuatro mil seiscientos veinticinco euros 41/100, moneda de curso legal de la Unión Europea) (el “Pagaré de Reducción”).

Whereas, in order to evidence its obligation to pay the Equity Reduction to HM3 in cash as resolved by the Reduction Meeting, Cinema executed and delivered to HM3, precisely on December 9, 2014, a promissory note with a face value of €30’944,625.41 (thirty million nine hundred forty four thousand six hundred and twenty five euro and 41/100, currency of the European Union) (the “Reduction Note”).

Tres. El Consejo de Administración de Cinema resolvió, en sesión debidamente celebrada en esta misma fecha, pagar la Reducción de Capital a HM3 con el número de acciones Clase A, ordinarias, representativas del capital social de Hemisphere Media Group, Inc. (“HMTV”) propiedad de Cinema que se señala en el Anexo “1” del presente Convenio (las “Acciones HMTV”) en lugar de efectivo.

Whereas, the Board of Directors of Cinema resolved, at a duly convened meeting held on the date of this Agreement, 2014, to pay the Equity Reduction to HM3 with the number of shares of Class A common stock of Hemisphere Media Group, Inc. (“HMTV”) owned of record by Cinema set forth in Exhibit “1” hereto (the “HMTV Shares”) in lieu of cash.

Cuatro. Con fecha 9 de diciembre de 2014, HM3 endosó a favor de HM MVS Luxco S.À.R.L. el Pagaré de Reducción.	Whereas, On December 9, 2014, HM3 endorsed the Reduction Note in favor of HM MVS Luxco S.À.R.L.

Cinco. Con fecha 9 de diciembre de 2014, HM MVS Luxco S.À.R.L. endosó a favor de HM MVS Holdings Inc. el Pagaré de Reducción	Whereas, On December 9, 2014, HM MVS Luxco S.À.R.L. endorsed the Reduction Note in favor of HM MVS Holdings Inc.

Seis. Con fecha 9 de diciembre de 2014, de HM MVS Holdings Inc. endosó a favor de Hicks Muse el Pagaré de Reducción.	Whereas, On December 9, 2014, HM MVS Holdings Inc. endorsed the Reduction Note in favor of Hicks Muse.

 Siete. Es voluntad de Hicks Muse, en su carácter de actual legítimo tenedor del Pagaré de Reducción, aceptar las Acciones HMTV como pago del Pagaré de Reducción, sujeto a que las Partes celebren contratos definitivos en relación con lo anterior.

 Whereas, Hicks Muse, in its capacity as current legitimate holder of the Reduction Note, desires to accept HMTV Shares as payment for the Reduction Note, subject to the execution by the Parties of definitive agreements giving effect thereto.

 Ocho. HM3, a través de su representante legal, comparece a la celebración del presente Convenio a efecto de reconocer y aceptar, de forma irrevocable, que mediante el pago a Hicks Muse del monto documentado en el Pagaré de Reducción por Cinema, se tiene por cumplida de forma total, a su entera satisfacción, la obligación a cargo de Cinema de pagar a HM3 la Reducción de Capital.

 Whereas, HM3, through its attorney-in-fact, executes and delivers this Agreement in order to acknowledge and accept that, as a result of the payment of the face value of the Reduction Note by Cinema to Hicks Muse, Cinema’s obligation to pay the Equity Reduction to HM3 shall be deemed to have been satisfied in full, to its entire satisfaction.

Expuesto lo anterior, en consideración de las obligaciones y acuerdos mutuos contenidos en el presente, y de otras contraprestaciones cuyo recibo y suficiencia son en este acto reconocidos, las Partes convienen en obligarse conforme a las siguientes cláusulas.

Now, therefore, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTÍCULO I

DACIÓN EN PAGO

Sección 1.01 Dación en Pago. A efecto de cumplir totalmente su actual obligación frente a Hicks Muse consistente en el pago del monto documentado en el Pagaré de Reducción, Cinema en este acto transmite a Hicks Muse, quien en este acto irrevocablemente acepta y recibe de Cinema, las Acciones HMTV, libres de cualesquiera gravámenes y/o cargas, salvo por lo establecido en el Amended and Restated Certificate of Incorporation y en los estatutos sociales de HMTV.

ARTICLE I

SUBSTITUTION AND PAYMENT

Section 1.01 Substitution and Payment. In order to satisfy in full its existing obligation to Hicks Muse consisting of the payment of the face value of the Reduction Note, Cinema hereby transfers to Hicks Muse, who hereby irrevocably acknowledges receipt from Cinema of, the HMTV Shares, free and clear from any liens and/or encumbrances, other than as set forth in the Amended and Restated Certificate of Incorporation and bylaws of HMTV.

Sección 1.02 Formalidades para la Entrega. Cinema en este acto conviene celebrar y entregar a Hicks Muse o al agente de transferencia de HMTV, según sea el caso, cualesquiera instrumentos, documentos, transmisiones o certificaciones, incluyendo la entrega de títulos de acciones que amparen las Acciones HMTV, debidamente endosados en blanco o acompañados de instrumentos de transmisión adecuados debidamente firmados, conforme a lo establecido en la Cláusula 4.3(d) del Amended and Restated Certificate of Incorporation de HMTV, y realizar cualesquiera otros actos que sean necesarios o que requiera Hicks Muse, HMTV o el agente de transferencia de HMTV para registrar la transmisión de las Acciones HMTV a Hicks Muse, para obtener una opinión de los asesores legales externos relativa a la exención de registro conforme a la Ley de Valores de los Estados Unidos de América de 1933 (United States Securities Act of 1933) (la “Ley de Valores”) respecto de dicha transmisión, y para de cualquier otra forma ratificar los derechos y obligaciones materia del presente Convenio y para perfeccionar los actos contemplados en el mismo, o para de cualquier otra forma llevar a cabo el objeto de este Convenio.

Section 1.02 Formalities of Transfer. Cinema hereby agrees to execute and deliver to Hicks Muse or HMTV’s transfer agent, as appropriate, such additional instruments, documents, conveyances or assurances, including delivery of such certificates representing the HMTV Shares, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, as specified in Section 4.3(d) of the Amended and Restated Certificate of Incorporation of HMTV, and take such other actions as shall be necessary, or otherwise reasonably be required by Hicks Muse, HMTV or HMTV’s transfer agent to register the transfer of the HMTV Shares to Hicks Muse, to obtain an opinion from counsel as to the exemption from registration under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) with respect to the transfer, and otherwise to confirm and assure the rights and obligations provided for in this Agreement and to render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement.

 Sección 1.03 Avisos a HMTV. Con anterioridad a la transmisión de las Acciones HMTV a Hicks Muse, Cinema ha notificado por escrito a HMTV (a) su elección de convertir acciones Clase B ordinarias representativas del capital social de HMTV de su propiedad en acciones Clase A ordinarias representativas del capital social de HMTV de conformidad con lo establecido en la Sección 4.3(d) del Amended and Restated Certificate of Incorporation de HMTV; y (b) su instrucción a HMTV para que expida un nuevo título que ampare las Acciones HMTV.

Section 1.03 Notices to HMTV. Prior to the transfer of the HMTV Shares to Hicks Muse, Cinema has given written notice to HMTV (a) stating that it elects to convert shares of Class B common stock of HMTV owned by Cinema into shares of Class A common stock of HMTV pursuant to Section 4.3(d) of the Amended and Restated Certificate of Incorporation of HMTV, and (b) directing HMTV to issue a new certificate representing the HMTV Shares.

Sección 1.04 Recibo. Hicks Muse y Cinema en este acto irrevocablemente convienen que este Convenio, debidamente firmado por Hicks Mue y Cinema, será el recibo más amplio que en derecho proceda en relación con la entrega a Hicks Muse de las Acciones HMTV, de acuerdo con la ley aplicable y para todos los efectos legales a que haya lugar.

Section 1.04 Receipt. Hicks Muse and Cinema hereby irrevocably agree that this Agreement, duly executed by Hicks Muse and Cinema, shall be the broadest evidence of receipt of the HMTV Shares by Hicks Muse in accordance with, and for all purposes under, applicable law.

Sección 1.05 Terminación de las Obligaciones de la Reducción de Capital; Liberación.	Section 1.05 Termination of Equity Reduction Obligations; Release.

(a) Como resultado de la transmisión y entrega de las Acciones HMTV a Hicks Muse por parte de Cinema como dación en pago, Hicks Muse y HM3 en este acto declaran y convienen que, en términos de lo previsto en el artículo 2,095 del Código Civil Federal, no existe ni existirá obligación alguna a cargo de Cinema frente a HM3 en relación con la Reducción de Capital y/o cualesquiera otras operaciones realizadas entre HM3, Hicks Muse y Cinema, incluyendo el Pagaré de Reducción, mismo que en este acto es entregado por Hicks Muse a Cinema para su cancelación.

(a) Immediately upon transfer and delivery of the HMTV Shares to Hicks Muse by Cinema as substitution and payment, Hicks Muse and HM3 hereby irrevocably represent and agree that, pursuant to the provisions of section 2,095 of the Federal Civil Code of Mexico, there shall exist no outstanding obligation by Cinema to HM3 in connection with the Equity Reduction and/or any other transactions carried out between HM3, Hicks Muse and Cinema, including the Reduction Note, which note is hereby delivered by Hicks Muse to Cinema for cancellation.

(b) Cada una de las Partes (cada una, la “Parte que Libera”) en este acto libera a la otra Parte, a sus respectivos últimos beneficiarios, accionistas, afiliadas y subsidiarias, y a los funcionarios, consejeros, empleados, agentes, sucesores y cesionarios de éstas (conjuntamente, las “Partes Liberadas”) de cualquier reclamación, derecho, acción, demanda, adeudo, obligación, responsabilidad o cualquier otra reclamación de la naturaleza que fuere, conocidos o desconocidos, previstos o imprevistos, en contra de las Partes Liberadas que la Parte que Libera haya tenido alguna vez, tenga actualmente o que dicha Parte o cualquiera de sus sucesores y cesionarios tenga o pudiere tener en el futuro por cualquier causa, razón o circunstancia que derive de o se relacione con la Reducción de Capital y/o cualquier otra operación entre HM3, Hicks Muse y Cinema, o por cualquier acto u omisión de las Partes Liberadas en el cumplimiento, actos para el cumplimiento o incumplimiento de sus obligaciones conforme a dichas operaciones.

(b) Each Party hereto (each, in such capacity, the “Releasor”) hereby releases the other Party, its respective ultimate beneficiaries, shareholders, affiliates and subsidiaries, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Released Parties”) from any and all claims, rights, actions, causes of actions, suits, debts, demands, rights, obligations, liabilities or other claims of any nature whatsoever, whether known or unknown, whether foreseen or unforeseen, against the Released Parties that the Releasor ever had, now has or which it or its successors and assigns hereafter shall or might have for or by reason of any cause, matter or thing whatsoever arising out of or in connection with the Equity Reduction and/or any other transactions carried out between HM3, Hicks Muse and Cinema, or any act or omission of the Released Parties in the performance, purported performance or non-performance of their obligations thereunder.

ARTÍCULO II

DECLARACIONES Y ACUERDOS

Sección 2.01 Ausencia de Gravámenes. Cinema en este acto declara a Hicks Muse que las Acciones HMTV están libres de cualesquiera gravámenes y/o cargas, salvo por lo establecido en en el Amended and Restated Certificate of Incorporation y en los estatutos sociales de HMTV.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

Section 2.01 No Liens. Cinema hereby represents and warrants to Hicks Muse that the HMTV Shares are free and clear from any liens and/or encumbrances, other than as set forth in the Amended and Restated Certificate of Incorporation and bylaws of HMTV.

Sección 2.02 Conocimiento y Experiencia. Cada Parte reconoce y declara que tiene conocimiento y experiencia suficientes para celebrar el presente Convenio, y que lo celebra con base en la asesoría fiscal, contable, regulatoria, legal y financiera que ha considerado necesaria, y no con base en las opiniones expresadas por la otra Parte. Cada Parte ha tomado su propia decisión independiente para celebrar este Convenio, actúa en términos de mercado, y no se basa en comunicación alguna (escrita u oral) de la otra Parte como recomendación o asesoría de inversión en relación con el presente Convenio. Cada Parte tiene la capacidad de evaluar y entender (directamente y a través de asesoría profesional), y entiende, los términos, condiciones y riesgos del presente Convenio, y tiene la voluntad de aceptar dichos términos y condiciones, y de asumir dichos riesgos (desde el punto de vista financiero y otros). Cada Parte reconoce y acepta que la otra Parte no actúa como su asesor o con un deber fiduciario hacia ella en relación con este Convenio.

Section 2.02 Knowledge and Expertise. Each Party represents and acknowledges that it has sufficient knowledge and expertise to enter into this Agreement and is entering into this Agreement in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other. It has made its own independent decision to enter into this Agreement, is acting at arm's length and is not relying on any communication (written or oral) of the other Party as a recommendation or investment advice regarding this Agreement. It has the capability to evaluate and understand (on its own behalf or through independent professional advice), and does understand, the terms, conditions and risks of this Agreement and is willing to accept those terms and conditions and to assume (financially and otherwise) those risks. It acknowledges and agrees that the other Party is not acting as a fiduciary or advisor to it in connection with this Agreement.

Sección 2.03 Cuestiones en Materia de Leyes de Valores de los Estados Unidos.	Section 2.03 U.S. Securities Law Matters.

(a) Hicks Muse declara que comprende y reconoce que las Acciones HMTV no han sido y no serán registradas conforme a la Ley de Valores, o las leyes de valores de cualquier estado, y que la oferta y transmisión de las Acciones HMTV en su favor se efectúan con fundamento en las excepciones aplicables conforme la Ley de Valores y cualesquiera leyes estatales en materia de valores aplicables.

(a) Hicks Muse represents that it understands and acknowledges that the HMTV Shares have not been and will not be registered under the U.S. Securities Act or the securities laws of any state and that the offer and transfer of the HMTV Shares to it are being made in reliance upon applicable exemptions under United States and any applicable state securities laws.

(b) Hicks Muse es un “inversionista acreditado” como se define en la Sección 2(a)(15)(ii) de la Ley de Valores, y adquiere las Acciones HMTV por cuenta propia, y no con miras a efectuar cualquier venta, distribución u otra disposición de las Acciones HMTV en contravención de la Ley de Valores o leyes estatales en materia de valores.

(b) Hicks Muse is an “accredited investor” as defined in Section 2(a)(15)(ii) of the U.S. Securities Act and is acquiring the HMTV Shares for its own account, and not with a view to any resale, distribution or other disposition of the HMTV Shares in violation of United States federal or state securities laws.

(c) Hicks Muse declara y reconoce que no ha recibido las Acciones HMTV como resultado de cualquier oferta o anuncio general, incluyendo anuncios, artículos, avisos u otras comunicaciones publicadas en cualquier periódico, revista o medio similar, o transmitido por radio o televisión, o a través de cualquier seminario o reunión cuyos asistentes hayan sido invitados a través de anuncios dirigidos al público en general.

(c) Hicks Muse represents and acknowledges that it has not received the HMTV Shares as a result of any general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(d) Hicks Muse declara que comprende y reconoce que las Acciones HMTV son “valores restringidos” dentro del significado de la Regla 144 de la Ley de Valores (la “Regla 144”) y que puede ofrecer, vender, gravar o de cualquier otra forma transmitir las Acciones HMTV (i) únicamente fuera de los Estados Unidos de América de conformidad con la Regla 903 de la Regulación S de la Ley de Valores; (ii) en una operación exenta de los requisitos de registro establecidos en la Ley de Valores y cualesquiera leyes estatales de los Estados Unidos de América en materia de valores; o (iii) de conformidad con una declaración de registro efectiva, y, en cada caso, de conformidad con cualesquiera leyes estatales de los Estados Unidos de América en materia de valores o las leyes de valores aplicables de cualquier otra jurisdicción.

(d) Hicks Muse represents that it understands and acknowledges that the HMTV Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”) and that it may offer, sell, pledge or otherwise transfer the HMTV Shares (i) only outside the United States in accordance with Rule 903 of Regulation S under the U.S. Securities Act; (ii) in a transaction that is exempt from the registration requirements of the U.S. Securities Act and any applicable state securities laws of the United States; or (iii) pursuant to an effective registration statement under the U.S. Securities Act, and in each case, in accordance with any applicable state securities laws in the United States or the applicable securities laws of any other jurisdiction.

(e) Hicks Muse declara y reconoce que cualesquiera títulos que amparen las Acciones HMTV llevarán una leyenda que refleje las restricciones de transmisión señaladas en el inciso (c) anterior hasta en tanto dicha leyenda no sea requerida conforme a la Ley de Valores o cualesquiera leyes estatales de los Estados Unidos de América en materia de valores.

(e) Hicks Muse represents and acknowledges that any certificates representing the HMTV Shares will bear a legend reflecting the restrictions on transfer set forth in subparagraph (d) above, until the legend is no longer required under applicable requirements of the U.S. Securities Act or any applicable state securities laws.

(f) Hicks Muse conviene que no realizará operaciones de cobertura o de venta en corto en relación con las Acciones HMTV antes del perfeccionamiento de la Reducción de Capital.	(f) Hicks Muse agrees that it will not engage in any hedging transactions with respect to the HMTV Shares prior to the consummation of the Equity Reduction.

(g) Cinema declara a Hicks Muse que la oferta y transmisión de las Acciones HMTV a Hicks Muse no involucró oferta o anuncio general alguno, artículos, avisos u otras comunicaciones publicadas en cualquier periódico, revista o medio similar, o transmitido por radio o televisión, o a través de cualquier seminario o reunión cuyos asistentes hayan sido invitados a través de anuncios dirigidos al público en general.

(g) Cinema represents and warrants to Hicks Muse that the offer and transfer of the HMTV Shares to Hicks Muse did not involve any general solicitation or general advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio or television, or any seminar o meeting whose attendees have been invited by general solicitation or general advertising.

Sección 2.04 Ausencia de Responsabilidad. Salvo por las declaraciones contenidas en este Artículo II, Cinema no hace declaración alguna distinta de cualquier tipo o naturaleza, escrita o verbal, expresa o implícita, respecto de las Acciones HMTV, HMTV, los negocios de HMTV o el presente Convenio. Para evitar dudas, Cinema no hace declaración alguna a Hicks Muse o a cualquier otra persona en relación con (i) los derechos, incluyendo derechos de voto y/o de conversión incorporados e inherentes a las Acciones HMTV; o (ii) la condición financiera o resultados de operación de HMTV. Cada una de las Partes reconoce y comprende que la otra Parte pudiere tener información relevante no divulgada al público en relación con HMTV que no es del conocimiento de la otra Parte y que podría tener un efecto en el valor de las Acciones HMTV (la “Información”), y que la Parte poseedora de la Información no divulgará dicha Información a la otra Parte. Cada Parte comprende, con base en su experiencia, la desventaja a la que podría estar sujeta como resultado de la disparidad de información anterior. No obstante la disparidad mencionada, cada Parte ha determinado que es conveniente celebrar el presente Convenio y transmitir las Acciones HMTV, y no ha esperado que la otra Parte le divulgue al Información, sino que ha tomado su decisión únicamente con base en la información relativa a HMTV a disposición del público y su propio análisis. En adición a cualquier liberación prevista en la Sección 1.05 anterior, cada Parte conviene que la otra Parte no tendrá responsabilidad alguna frente a las Partes Liberadas (como se define en el presente Convenio) derivado de o en relación con el uso o no divulgación por dicha Parte de la Información, y cada una de las Partes en este acto irrevocablemente renuncia a cualquier reclamación que pudiere tener derivada de la omisión de la otra Parte a divulgarle la Información.

Section 2.04 Disclaimer. Except for the representations and warranties contained in this Article II, Cinema makes no other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the HMTV Shares, HMTV, HMTV’s business or this Agreement. For the avoidance of doubt, Cinema makes no representations or warranties to Hicks Muse or any other person regarding (i) the rights, including voting and/or conversion rights, incorporated and attached to the HMTV Shares; or (ii) the financial condition or results of operations of HMTV. Each Party acknowledges and understands that the other Party may possess material nonpublic information regarding HMTV not known to the other Party that may impact the value of the HMTV Shares (the “Information”), and that the Party possessing the Information is not disclosing the Information to the other Party. Each Party understands, based on its experience, the disadvantage to which it may be subject due to any such disparity of information. Notwithstanding such disparity, each Party has deemed it appropriate to enter into this Agreement and to transfer the HMTV Shares, and it is not relying on the other Party to have made disclosure of Information to it, but is relying only on the publicly available information about HMTV and its own analysis in making its decision. In addition to any release included in Section 1.05 hereto, each Party agrees that the other Party shall have no liability to Released Parties (as defined herein) whatsoever due to or in connection with a Party’s use or non-disclosure of the Information, and each Party hereby irrevocably waives any claim that it might have based on the failure of either Party to disclose the Information.

ARTÍCULO III

IMPUESTOS Y GASTOS

Sección 3.01 Impuestos y Gastos. Cada uno de Cinema y Hicks Muse será responsable de los impuestos y gastos a su respectivo cargo incurridos en relación con la negociación y celebración del presente Convenio, y con el perfeccionamiento de las operaciones contempladas en el mismo.

ARTICLE III

TAXES AND EXPENSES

Section 3.01 Taxes and Expenses. Each of Cinema and Hicks Muse shall bear its respective taxes and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

ARTÍCULO IV

DISPOSICIONES MISCELÁNEAS

Sección 4.01 Avisos. Cualquier correspondencia, instrucción, consentimiento, dispensa u otro documento a ser notificado, entregado o enviado entre las Partes deberá enviarse a las siguientes direcciones o a cualesquiera otras que las Partes lleguen a designar en el futuro mediante aviso a la otra Parte en términos de esta Sección 4.01.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Notices. Any letter, request, direction, consent, waiver or other document to be made upon, given or furnished to be filed between the Parties shall be given at the following addresses or at such other addresses as the Parties may hereafter designate by notice to each other in terms of this Section 4.01.

Si es a Hicks Muse:	If to Hicks Muse:

Hicks, Muse, Tate & Furst Equity Fund III, L.P., y HM3 Coinvestors, L.P. 2100 McKinney Avenue, Suite 1600; Dallas, Texas 75201 Atención: David William Knickel E-mail: dknickel@kainoscapital.com	Hicks, Muse, Tate & Furst Equity Fund III, L.P., and HM3 Coinvestors, L.P. 2100 McKinney Avenue, Suite 1600; Dallas, Texas 75201 Attn: David William Knickel E-mail: dknickel@kainoscapital.com

Si es a Cinema:	If to Cinema:

Cinema Aeropuerto, S.A. de C.V. Blvd. Manuel Ávila Camacho 147 Chapultepec Morales 11510 Ciudad de México, D.F. México Atención: Lic. José Antonio Abad Email: jabad@mvs.com	Cinema Aeropuerto, S.A. de C.V. Blvd. Manuel Ávila Camacho 147 Chapultepec Morales 11510 Ciudad de México, D.F. México Attn: Mr. José Antonio Abad Email: jabad@mvs.com

Sección 4.02 Ley Aplicable. El presente Convenio se regirá por e interpretará de conformidad con las leyes federales de los Estados Unidos Mexicanos, sin hacer referencia a sus principios en materia de conflicto de leyes en el espacio. Sin limitar la generalidad de lo anterior, cualquier asunto específicamente relacionado con la entrega a Hicks Muse de las Acciones HMTV y con las formalidades a ser llevadas a cabo en relación con dicha entrega, se regirá por las leyes federales de los Estados Unidos de América.	Section 4.02 Governing Law. This Agreement shall be governed by and construed in accordance with the federal laws of the United Mexican States, without reference to its principles of conflicts of laws. Without limiting the generality of the foregoing, any matter specifically related to the delivery of the HMTV Shares to Hicks Muse and the formalities to be carried out in connection therewith shall be governed by the federal laws of the United States of America.

 Sección 4.03 Resolución de Controversias. En caso de cualquier controversia o disputa en relación con la interpretación o cumplimiento del presente Convenio, cada Parte en este acto se somete irrevocablemente a la jurisdicción de los tribunales competentes ubicados en el Distrito Federal, y cada una de ellas en este acto renuncia irrevocablemente a cualquier otra jurisdicción que pudiere corresponderle como resultado de su domicilio presente o futuro, la ubicación de sus bienes o cualquier otra causa.

Section 4.03 Dispute Resolution. In case of any dispute or controversy in connection with the interpretation, performance or enforcement of this Agreement, each Party hereby irrevocably submits to the jurisdiction of the competent courts of the Federal District of Mexico, and each such party hereby irrevocably waives any right it may have to any other jurisdiction as a result of its present or future domicile, the location of its assets or otherwise.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT IN BLANK. SIGNATURE PAGE FOLLOWS.]

Versión de Firma

EN TESTIMONIO DE LO CUAL, las Partes han celebrado el presente Convenio por conducto de sus apoderados debidamente facultados en la fecha que se señala en el proemio.	IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized attorneys-in-fact as of the date first written above.

Cinema Aeropuerto, S.A. de C.V.

               /s/ Joaquin Vargas Guajardo

Por: Joaquin Vargas Guajardo

Apoderado

Versión de Firma

EN TESTIMONIO DE LO CUAL, las Partes han celebrado el presente Convenio por conducto de sus apoderados debidamente facultados en la fecha que se señala en el proemio.	IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized attorneys-in-fact as of the date first written above.

Hicks, Muse, Tate & Furst Equity Fund III, L.P.,

               /s/ David William Knickel

Por: David William Knickel

Apoderado

and

HM3 Coinvestors, L.P.

               /s/ David William Knickel

Por: David William Knickel

Apoderado

Versión de Firma

EN TESTIMONIO DE LO CUAL, las Partes han celebrado el presente Convenio por conducto de sus apoderados debidamente facultados en la fecha que se señala en el proemio.	IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized attorneys-in-fact as of the date first written above.

HM3/MVS, SPRL

               /s/ Ernesto Moya Pedrola

Por: Ernesto Moya Pedrola

Apoderado